EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated September 13, 2017 relating to our review of the balance sheet of Quest Management Inc. as of July 31, 2017, the related statements of operations, stockholders’ equity and cash flows for three months ended July 31, 2017 included in the Quarterly Report of Quest Management Inc. on Form 10-Q for the quarterly period ended July 31, 2017.

/s/ Zia Masood Kiani & Co.

(Chartered Accountants)

Islamabad, Pakistan

Date: September 13, 2017